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EXHIBIT 99C.2
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CONSOLIDATED BALANCE SHEETS                           U S WEST, Inc.
(UNAUDITED)
                                              June 30,  December 31,
In millions                                     1996        1995
- ---------------------------------------    -------------------------
ASSETS
Current assets:
 Cash and cash equivalents                         $127        $192
 Accounts and notes receivable                    1,872       1,886
 Inventories and supplies                           220         227
 Deferred tax asset                                 241         282
 Prepaid and other                                  375         322
                                           -------------------------
   Total current assets                           2,835       2,909
                                           -------------------------

Property, plant and equipment - net              14,989      14,677
Investment in Time Warner Entertainment           2,497       2,483
Intangible assets - net                           1,761       1,798
Investment in international ventures              1,365       1,511
Net investment in assets held for sale              407         429
Prepaid and other assets                          1,435       1,264
                                           -------------------------
   Total assets                                 $25,289     $25,071
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LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,735      $1,901
 Accounts payable                                   760         975
 Dividends payable                                  256         254
 Other payables                                   1,928       1,922
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   Total current liabilities                      4,679       5,052
                                           -------------------------

Long-term debt                                    7,360       6,954
Postretirement and other postemployment
 benefit obligations                              2,414       2,433
Deferred taxes, credits and other                 1,968       2,033

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely Company-
 guaranteed debentures                              600         600
Preferred stock subject to
 mandatory redemption                                51          51

Common shareowners' equity:
 Common shares                                    8,373       8,228
 Cumulative deficit                                  (9)       (115)
 LESOP guarantee                                   (109)       (127)
 Foreign currency translation adjustments           (38)        (38)
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  Total common shareowners' equity                8,217       7,948
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   Total liabilities & shareowners' equity      $25,289     $25,071
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